UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2022

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Block 6, Triq Paceville

St. Julians, STJ 3109

Malta

(Address of principal executive offices, including zip code)

356 2713 1276

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLQ	The Nasdaq Stock Market LLC
10.0% Series A Cumulative Redeemable Convertible Preferred Stock	GMBLP	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2022, Daniel Marks submitted his resignation from his position as member of the board of directors (the “Board”) and Chief Financial Officer of Esports Entertainment Group, Inc. (the “Company”), effective April 2, 2022. Mr. Marks did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 14, 2022, the Board appointed Damian Mathews, a current member of the Board, to serve as the Company’s Chief Financial Officer (the “Appointment”), effective April 2, 2022 (the “Effective Date”).

Damian Mathews, 49, CFO

Mr. Mathews combines over 25 years of experience in senior finance positions within investment management, banking and accounting. Previously, he had been involved with the Qatar and Abu Dhabi Investment Company (a sovereign wealth fund owned investment company) as Chief Financial Officer from 2014 to 2020. From 2012 to 2014 he was a director of his own consultancy business, NZ Pacific Investments, in New Zealand. From 2009 to 2012 he held senior management positions including General Manager Finance (New Zealand); Head of Finance and Operations Americas (United States); and Head of Change Management (Australia) at Commonwealth Bank of Australia Group. From 2007 to 2008 Damian was a Director in Product Control at ABN Amro bank in London. From 2002 to 2006 he held various senior financial controller positions at Royal Bank of Scotland Group in London. From 1998 to 2002 he was an Assistant Vice President at Credit Suisse First Boston investment bank in London and the Bahamas. From 1994 to 1998, he was an Assistant Manager at KPMG accountants in London. He has a joint honors undergraduate degree in Economics and Politics from the University of Bristol in the United Kingdom and is a fellow of the Institute of Chartered Accountants in England and Wales.

The Board believes that Mr. Mathews’ experience in the finance industry makes him ideally qualified to help lead the Company towards continued growth and success.

Compensatory Arrangements

In connection with the Appointment, the Company and Deel, Inc. entered into that certain master services agreement (the “Master Services Agreement”) whereby Mr. Mathews was hired to serve as a consultant to the Company, effective April 2, 2022.

The Master Services Agreement is for one year and may be terminated with or without cause, provided that, on such first anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Master Services Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of intent not to extend the term of the Master Services Agreement at least 30 days prior to the Renewal Date.

Pursuant to the Master Services Agreement, Mr. Mathews will receive an annual base salary of $300,000. Mr. Mathews shall be eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board and will be eligible to participate in all of the Company’s benefit programs.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Master Services Agreement, and such description is qualified in its entirety by reference to the full text of the Master Services Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending March 31, 2022.

Item 8.01 Other Events.

On March 14, 2022, the Company issued a press release announcing the appointment of Mr. Mathews as Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	Press release, dated March 14, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPORTS ENTERTAINMENT GROUP, INC.

Dated: March 16, 2022	By:	/s/ Grant Johnson
Grant Johnson Chief Executive Officer